Exhibit 23.1

Consent of Independent Auditors
We consent to the incorporation by reference in Registration Statement Nos. 333-257608, 333-256956, and 333-239328 on Form S-3 and Registration Statement No. 333-231405 on Form S-8 of Clarivate Plc of our report dated April 26, 2021, relating to the financial statements of ProQuest LLC incorporated by reference in this Current Report on Form 8-K/A dated February 3, 2022.

/s/ Deloitte & Touche LLP
Detroit, MI
February 3, 2022